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                      FIRST AMENDMENT TO EXCHANGE AGREEMENT


         THIS FIRST AMENDMENT TO EXCHANGE AGREEMENT (the "Amendment") is made as of the 4th day of December, 2003 by and between SIMEX TECHNOLOGIES, INC., a Delaware corporation ("SIMEX"), and PROBITY INVESTIGATIONS, INC., a Georgia corporation ("Probity").

                                   WITNESSETH:

         WHEREAS, SIMEX and Probity entered into an Exchange Agreement dated as of September 15, 2003 whereby SIMEX would exchange 16,000,000 shares of its common stock (the "SIMEX Common Stock") for all of the outstanding membership interests of Remote Business Management, LLC ("RBM"), a wholly owned subsidiary of Probity (the "Exchange Agreement");

         WHEREAS, Probity wishes to effect a reorganization whereby all of the assets of RBM will be transferred to a newly formed subsidiary of Probity - Remote Business, Inc., a Georgia corporation ("Remote, Inc.");

         WHEREAS, instead of exchanging all of the issued and outstanding membership interests of RBM for the SIMEX Common Stock, Probity wishes to exchange all of the issued and outstanding stock of Remote, Inc. (the "Remote Stock") for same; and

         WHEREAS, the parties intend for the exchange to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Company hereby agree as follows:

         1. SUBSTITUTION OF REMOTE STOCK. The Exchange Agreement is hereby amended by replacing all reference to the Membership Interests in the Exchange Agreement with a reference to the Remote Stock.

         2. ADDITION OF REMOTE, INC. TO AGREEMENT. The Exchange Agreement is hereby amended by adding Remote, Inc. to each of the Representations and Warranties of Probity found in Article II of the Exchange Agreement and to each and every other agreement, representation, warranty or covenant by Probity with respect to RBM. The addition of Remote, Inc. to the Exchange Agreement as contemplated in this Section 2 shall in no way release RBM from any of its representation, warranties, covenants, or agreements contained in the Exchange Agreement.

         3. NAME CHANGE OF REMOTE, INC. Upon the Closing of the Share Exchange, Remote Business Management, LLC shall change its name to a name distinguishable from

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"Remote Business Management" and hereby transfers and assigns any rights that it may have in such name to Remote, Inc. and SIMEX.

         4. VOTING AGREEMENT. The Exchange Agreement is hereby amended whereby the following Section 1.10. shall replace in its entirety the current
Section 1.10.:

                  "1.10. Board of Directors. For a period from the Closing until the next annual Shareholders meeting, Probity (and/or its assigns) will agree that the Simex's Board of Directors shall consist of the following: Kjell Jagelid, Mike Moye, Hyung Tae Kim and Kyu Hung Jang, and will not take any action to effect a change in such a composition."

         5. REPRESENTATIONS AND WARRANTIES. Probity shall provide SIMEX with financial statements, an accounts receivable report and an accounts payable report of RBM as of September 30, 2003 prior to the Closing. Accordingly, all representations and warranties of Probity and/or RBM contained in Sections 2.6, 2.7, 2.8, 2.25 and 2.26 of the Exchange Agreement that reference June 30, 2003 shall be amended by deleting the date June 30, 2003 and replacing it with the date September 30, 2003.

         6. REAFFIRMATION. Probity hereby reaffirms to SIMEX all of the representations and warranties of Probity contained in Article II of the Exchange Agreement, including as modified herein.

         7. NO FURTHER MODIFICATIONS. Except as modified herein, all of the terms and conditions of the Exchange Agreement remain unchanged and in full force and effect.

         8. MISCELLANEOUS. This Amendment is an integral part of the Exchange Agreement. Unless otherwise defined herein, any capitalized term used in this Amendment shall have the meaning given to such term in the Exchange Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to one and the same instrument.


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         IN WITNESS WHEREOF, SIMEX, Probity and RBM have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first written above.

                                      "RBM"

                                      Remote Business Management, LLC, a Georgia limited liability company


                                      By:  /s/ Gary Todd Redding
                                           ---------------------
                                      Title:  President


                                      "SIMEX"

                                      SIMEX Technologies Inc., a Delaware
                                      corporation

                                      By:  Kjell I. Jagelid
                                           ----------------
                                      Title:  President


                                      "Probity"

                                      Probity Investigations, Inc., a Georgia
                                      corporation

                                      By: /s/ Gary Todd Redding
                                         ----------------------
                                      Title: President


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